As filed with the Securities and Exchange Commission on September 16, 2022
Registration No. 333-233444

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
CIVEO CORPORATION
(Exact name of registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of incorporation or organization)	Three Allen Center 333 Clay Street, Suite 4980 Houston, Texas 77002 (713) 510-2400 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	98-1253716 (I.R.S. Employer Identification No.)

Bradley J. Dodson
President and Chief Executive Officer
Civeo Corporation
Three Allen Center
333 Clay Street, Suite 4980
Houston, Texas 77002
(713) 510-2400
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copy to:
Tull R. Florey
Gibson, Dunn & Crutcher LLP
811 Main Street, Suite 3000
Houston, Texas 77002
Telephone: (346) 718-6600

Approximate date of commencement of proposed sale to the public: Not applicable
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

This post-effective amendment will become effective in accordance with the provisions of Section 8(c) of the Securities Act.

EXPLANATORY NOTE

TERMINATION OF REGISTRATION STATEMENT

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Registration No. 333-233444) filed by Civeo Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) on August 23, 2019 (the “Registration Statement”) and declared effective by the SEC on September 5, 2019, registering (i) an indeterminate amount of the Company’s common shares, no par value (“Common Shares”), preferred shares, no par value, debt securities and warrants with an aggregate initial offering price of up to $300,000,000 in one or more primary offerings (the “Primary Securities”) and (ii) an aggregate of 60,756,375 Common Shares (before giving effect to the 1-for-12 reverse share split that was effected on November 19, 2020) for resale by the selling shareholders named therein (the “Secondary Securities”). The Primary Securities remain unsold and have been included, pursuant to Rule 415(a)(6), in a new Registration Statement on Form S-3 (Registration No. 333-267148) filed by the Company with the SEC on August 29, 2022 and declared effective by the SEC on September 7, 2022. The Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to terminate the offering and remove from registration the 2,897,458 Common Shares (after giving effect to the 1-for-12 reverse share split that was effected on November 19, 2020) (the “Unsold Securities”) that comprised a portion of the Secondary Securities and have not been sold pursuant to the prospectus contained in the Registration Statement.

In accordance with an undertaking in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities which had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration the Unsold Securities which have been registered for resale under the Registration Statement but remain unsold. The Registration Statement is hereby amended to reflect the termination of the offering and the removal from registration of the Unsold Securities.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 16, 2022.
CIVEO CORPORATION
By:    /s/ Carolyn J. Stone
    Carolyn J. Stone
Senior Vice President, Chief Financial Officer and Treasurer
Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.